Exhibit 23.3

CONSENT OF INDEPENDENT VALUATION FIRM

As independent valuation consultants, Vantage Point Advisors, Inc. hereby consents to the use of the name Vantage Point Advisors, Inc. and to references to our reports entitled “Statement of Financial Accounting Standards 142 – Goodwill and Other Intangible Assets” and “Valuation Analysis of Avot Media, Inc.” prepared for Patriot Scientific Corporation, or information contained therein, for inclusion in the Annual Report on Form 10-K of Patriot Scientific Corporation for the year ended May 31, 2009.

Vantage Point Advisors, Inc.
San Diego, California
August 10, 2009